The Prudential Realty Group - stationery


                                       Kirk S. Kniss
                                       Vice President

                                       Four Embarcadero Center, Suite 2700
                                       San Francisco, CA 94111-4780
                                       415 291-5026 Fax: 415 956-2197



September 28, 1995



Newpark Associates
c/o Mr. Andrew R. Miller
First Vice President
Homart
55 West Monroe, Suite 3100
Chicago, Illinois 60603-5060


RE:    Forbearance Agreement:
       Prudential Loan No. 7500690
       Loan in Original Principal Amount of $50,620,220 (the "Loan") from The Prudential Insurance Company of America ("Lender") to Newpark Associates, a California general partnership ("Borrower"), secured by Deed of Trust covering real property commonly known as the Newpark Mall, Newark, California (the "Property").


Gentlemen:

       The Loan matures on November 1, 1995 (the "Initial Maturity Date"). Borrower has requested a period of time in which to negotiate and consummate a sale or a refinance of the Property. This letter (the "Forbearance Agreement" or "Agreement"), when signed by authorized representatives of Lender and Borrower shall confirm the agreement between Lender and Borrower:

       1.    FORBEARANCE.

             So long as Borrower performs all of the terms and conditions of this Agreement, time being of the essence, Lender shall forbear, from the Initial Maturity Date until December 15, 1995 (the "Forbearance Period"), from exercising its rights and remedies with respect to the Loan and the Property which would otherwise arise under the documents evidencing and securing the loan (the "Loan Documents") and applicable law on account of Borrower's failure to repay the Loan in full on the Initial Maturity Date.

       2.    CONDITIONS TO FORBEARANCE.

             The following shall be conditions to Lender's forbearance as outlined herein:

       a. Borrower shall perform and comply with all of the terms and conditions of the Loan Documents, except for the obligation
Newpark Associates
September 28, 1995
Page 2




to pay the principal balance of the Loan in full on the Initial Maturity
Date.

       b. On the first (1st) day of each month during the Forbearance Period, beginning on November 1, 1995 and continuing through and including December 1, 1995, Borrower shall pay to Lender monthly payments in the amount of $416,351.31. The interest rate on the Loan for the Forbearance Period shall be the interest rate provided in the Promissory Note. Payments shall be applied as provided in SECTION 4 of the Promissory Note.

       c. Borrower shall, throughout the Forbearance Period, make diligent efforts to sell or refinance the Property. Borrower understands that Lender shall have no obligation to consent to any proposal to sell or refinance the Property during the Forbearance Period, whether or not such transfer shall be permitted pursuant to
SECTION 4.2 of the Deed of Trust securing the Loan (the "Deed of
Trust").

       d. Not later than the expiration of the Forbearance Period (the expiration date of the relevant period will sometimes be referred to herein as the "Maturity Date") Borrower shall repay the Loan in full.


       3.    EFFECT OF DEFAULT.

             Borrower acknowledges that, unless the Loan is repaid in full on or before the Maturity Date, Borrower shall be in default; and that but for this Agreement Lender would immediately be entitled to exercise its rights and remedies under the Loan Documents and applicable law with respect to that default. Accordingly, in the event of any default by Borrower during the Forbearance Period with respect to any of the terms and conditions herein, Lender shall immediately be entitled to exercise all of its rights and remedies under the Loan Documents and applicable law. Provisions in the Loan Documents, if any, which require notice, passage of time, or both prior to Lender's exercise of its rights and remedies upon Borrower's default are hereby waived by Borrower and Ground Lessor effective upon commencement of the Forbearance Period.


       4.    SERVICING FEE.

             Borrower shall, on or before the Initial Maturity Date, pay to Lender a servicing fee in the amount of five thousand dollars
($5,000.00).

Newpark Associates
September 28, 1995
Page 3




       5.    PAYMENT OF EXPENSES.

             Borrower shall pay any and all costs and expenses of Lender incurred in connection with the transactions contemplated hereby, including, without limitation, title insurance premiums, title costs and expenses and Lender's legal costs and expenses, which shall include the reasonably allocated cost of Lender's in-house counsel. Borrower shall pay such costs on the earlier of (a) five (5) days after written demand therefor by Lender or (b) the date of payment in full of the Loan.


       6.    LOAN IN FULL FORCE AND EFFECT.

             The Loan and Loan Documents remain in full force and effect. This Agreement shall not be construed as a modification thereof; but rather, is merely an agreement by Lender, subject to certain terms and conditions, to forebear from exercising rights and remedies.


       7.    MISCELLANEOUS.

             This Agreement shall be governed by the laws of the jurisdiction where the Property is located. In the event of any litigation relating hereto, the prevailing party shall recover its costs, including reasonable attorneys fees and expenses.


       If the foregoing is agreeable to Borrower, please arrange for authorized representatives of Borrower to sign, date, and return a copy of this Forbearance Agreement to the undersigned not later than October 10, 1995.

       Thank you very much.



                                 Sincerely,

                                 LENDER:

                                 THE PRUDENTIAL INSURANCE
                                 COMPANY OF AMERICA, a
                                 New Jersey corporation





                                 By:   KIRK KNISS
                                       ----------
                                       Kirk Kniss
                                       Vice President